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                                                                   EXHIBIT 12.1

               LODGENET ENTERTAINMENT CORPORATION AND SUBSIDIARIES

              Statement Regarding Computation of Ratios (Unaudited)
                          (Dollar amounts in thousands)

Computation of Coverage of Fixed Charges
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

                                           1995            1996             1997              1998           1999
                                       ------------     ------------     ------------      -----------     -----------
Net loss                                  $ (7,026)        $(16,610)        $(25,619)        $(39,912)       $(36,428)

Add:
   Equity in losses of
      unconsolidated affiliates(1)              --               --               --              738           5,437
   Extraordinary loss(2)                        --            3,253               --               --              --
   Cumulative effect of change
      in accounting principle(3)                --               --              210               --              --
   Provision for income taxes                   66               28              344              375             370
Add fixed charges(4):
   Interest                                  4,760            8,551           19,731           23,261          27,210
   Amortization of debt costs                  260              564            1,008            1,004           1,488
   Interest portion of rentals                 106              159              210              174             145
                                       ------------     ------------     ------------      -----------     -----------
Earnings available to cover
   fixed charges                            (1,834)          (4,055)          (4,116)         (14,360)         (1,778)

Less fixed charges                           5,126            9,274           20,949           24,439          28,843
                                       ------------     ------------     ------------      -----------     -----------

Deficiency in the coverage of
   fixed charges                          $ (6,960)        $(13,329)        $(25,065)        $(38,799)       $(30,621)
                                       ============     ============     ============      ===========     ===========



(1) In 1998 -- the Company's portion of GICC's loss. In 1999 -- the Company's portion of losses from GICC and AMN.

(2) In 1996 -- loss on early redemption of the Company's 9.95% and 10.35% Senior Notes.

(3) In 1997 -- charge for the effect of adopting EITF Issue 97-13 related to accounting for certain business reengineering costs.

(4) Fixed charges consist of interest on all indebtedness, including amortization of debt issuance expense and capitalized interest, and one-third of rental expense (which is estimated to represent the interest portion thereof).